Exhibit (m)(x) under Form N-1A
                                               Exhibit 1 under Item 601/Reg. S-K

                              MARSHALL FUNDS, INC.

                        EXHIBIT D to 12b-1 Agreement with
                       Federated Securities Corp. ("FSC")

        FSC will pay Administrator fees for the following portfolio (the "Fund") effective as of the dates set forth below:

        NAME                                                     DATE

Marshall Equity Income Fund - Class A Shares                   December 1, 1998
Marshall Government Income Fund - Class A Shares               December 1, 1998
Marshall Intermediate Bond Fund - Class A Shares               December 1, 1998
Marshall International Stock Fund - Class A Shares             December 1, 1998
Marshall Large-Cap Growth & Income Fund - Class A Shares       December 1, 1998
Marshall Mid-Cap Growth Fund - Class A Shares                  December 1, 1998
Marshall Mid-Cap Value Fund - Class A Shares                   December 1, 1998
Marshall Small-Cap Growth Fund - Class A Shares                December 1, 1998


ADMINISTRATIVE FEES

        1. During the term of this Agreement, FSC will pay Administrator a quarterly fee in respect of the Fund. This fee will be computed at the annual rate of .25% of the average net asset value of Shares held during the quarter in accounts for which the Administrator provides services under this Agreement, so long as the average net asset value of Shares in the Fund during the quarter equals or exceeds such minimum amount as FSC shall from time to time determine and communicate in writing to the Administrator.

        2. For the quarterly period in which the Agreement becomes effective or terminates, there shall be an appropriate proration of any fee payable on the basis of the number of days that the Agreement is in effect during the quarter.

Dated:   December 1, 1998